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                                                                    EXHIBIT 21.1

                          SUBSIDIARIES OF THE COMPANY

La Victoria Foods, Inc.
La Monita Mexican Food Products, Inc.
Sauces Unlimited, Inc.
The Tortilla King, Inc.
LV Foods, L.L.C.